Exhibit 99.1

Contact: Nogi A. Asp,
Vice President, Finance & CFO
BSQUARE Corporation
Tel: 425-519-5900
investorrelations@bsquare.com

BSQUARE Reports Third Quarter Results

BELLEVUE, Wash. — (BUSINESS WIRE) — October 23, 2003 — BSQUARE Corporation (Nasdaq: BSQR) today reported financial results for the third quarter of 2003, ended September 30. Revenue was $9.4 million, with a net loss of $3.0 million ($0.08 per diluted share) compared to revenue of $9.4 million with a net loss of $743,000 ($0.02 per diluted share) in the prior quarter. The net loss in the prior quarter included a net gain of $2.8 million ($0.07 per diluted share) from restructuring activities. Excluding the prior quarter net gain from restructuring activities, the Company reduced its net loss by over $500,000 ($0.01 per diluted share) during the third quarter. In the third quarter of 2002, the company reported revenue of $10.0 million and a net loss of $25.5 million ($0.69 per diluted share).

Brian Crowley, president and chief executive officer, said, “We stayed focused in the third quarter on executing our turnaround plan, while at the same time we gained significant momentum in key aspects of our business.” BSQUARE continued to make progress towards the goal of first customer shipments of the Power Handheld. “As we indicated last quarter, we expect revenue from Power Handheld in the current quarter. We received our first purchase commitment from Hoeft & Wessel Skye Webpanel AG as a follow-up to the letter of intent that we announced earlier this year. In addition, we received a significant order earlier this week from a major wireless operator. We are very excited about the future for Power Handheld,” said Crowley.

During the quarter, BSQUARE recorded over $7.0 million of product revenue, including $6.0 million from third party licenses, up 11% over the prior quarter. In addition, ten companies, including Motorola, Broadcom, Sharp and LG Electronics, joined BSQUARE’S SDIONow! program bringing total membership in this program to 47 companies. “SDIONow! has grown with worldwide market adoption of our technology by OEMs and ODMs who are delivering leading-edge Microsoft Windows Embedded and Windows Mobile smart devices. As BSQUARE and Microsoft collaborate further to integrate our SDIONow! functionality into the next generation Windows operating systems in 2004, we expect the market window for new SDIONow! licensees to narrow. Overall, however, we see the Windows Embedded market growing as a result of continued positive trends in sales of

Microsoft development toolkits and licenses to our existing OEM customers and to new customers who have previously not licensed Windows CE or Windows XP Embedded,” Crowley said.

BSQUARE’s professional engineering service revenue of $2.3 million was on track with our turnaround expectations. Revenue would have been slightly higher than expectations in the third quarter, except for a temporary delay in a significant service engagement, which resumed early in the fourth quarter. “Throughout the quarter, we experienced strong services bid activity and increasing utilization of our services staff, both positive indicators of improving services strength,” Crowley said.

Nogi Asp, Chief Financial Officer, said that during the third quarter the company’s disciplined execution of its turnaround plan reduced corporate overhead by 17% from the previous quarter. “Overall, we are encouraged by the degree of stability we were able to achieve in the quarter, and encouraged by growth in the market for our products and the efficiencies we are building in our services group under new management. At the same time, we recognize the need to stay focused on controlling and reducing costs in order to meet our goal of returning to profitability.”

During the third quarter of 2003, Asp said the company used $3.1 million of cash from operations and $1.2 million for restructuring, offset by an investment gain which contributed an additional $760,000 of cash during the quarter. Total cash used in the quarter was $3.6 million. In the prior quarter, the company used a total of $3.4 million of cash from operations and restructuring. At September 30, 2003, the company had a balance of $22.9 million of cash and cash equivalents, restricted cash and short-term investments, as compared to $26.5 million at the end of the prior quarter.

Conference Call

Management will host the conference call today, Thursday, October 23, 2003, at 2:00 PM Pacific Time. To access the call, please dial (706) 634-1118 and reference BSQUARE or confirmation #: 3187842. The call may also be accessed by web cast at www.bsquare.com in the investor relations section. A web cast replay will be available for one year following the call.

About BSQUARE

BSQUARE accelerates the development, deployment, and management of next-generation smart devices and applications. For nearly a decade, BSQUARE has provided more than 150 world-class manufacturers, integrators, and service providers with the building blocks necessary to design, develop, and test innovative products quickly and cost effectively. The company’s suite of products and services includes Device Development Solutions, Wireless Solutions, and Custom Engineering Services. BSQUARE offers its customers deep expertise in the latest hardware and software, providing critical engineering services that have resulted in the successful launch of hundreds of new products and applications. For more information, visit BSQUARE at www.BSQUARE.com or call (888) 820-4500.

BSQUARE is a registered trademark of BSQUARE Corporation.

Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the execution of our business goals, revenue outlook and cash usage constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services, a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated, adverse changes in macro-economic conditions, our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers, risks associated with the effects of our restructurings and our ability to successfully support our operations, competition and intellectual property risks. In addition, demand for our Power Handheld based devices is uncertain and will be affected by a variety of business and economic conditions, including customer-ordering patterns. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2002 in the section entitled “Risk Factors” and those discussed in BSQUARE’s subsequent Quarterly Reports on Form 10-Q, in the section entitled “Certain Factors That May Affect Future Results.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. BSQUARE undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

# # #

BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$8,962	$11,041
Restricted cash	2,000	2,582
Short-term investments	7,730	18,444
Accounts receivable, net	6,512	6,494
Income taxes receivable	155	2,934
Prepaid expenses and other current assets	1,075	1,966
Deferred income taxes	28	28

Total current assets	26,462	43,489
Furniture, equipment and leasehold improvements, net	2,064	3,124
Restricted cash	4,192	3,358
Investments	—	210
Intangible assets, net	412	850
Deposits and other assets	730	2,566

Total assets	$33,860	$53,597

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,976	$1,942
Accrued compensation	1,107	3,079
Restructuring costs, current portion	2,126	5,659
Other accrued expenses	2,962	3,204
Deferred income taxes	28	28
Deferred revenue	1,960	1,620

Total current liabilities	10,159	15,532
Restructuring costs, net of current portion	556	5,431

Total liabilities	10,715	20,963

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value: authorized 150,000,000 shares, issued and outstanding, 37,451,988 shares as of September 30, 2003 and 36,968,128 shares as of December 31, 2002	117,844	117,149
Deferred stock-based compensation	—	(15)
Accumulated other comprehensive loss	(213)	(325)
Accumulated deficit	(94,486)	(84,175)

Total shareholders’ equity	23,145	32,634

Total liabilities and shareholders’ equity	$33,860	$53,597

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Revenue:
Product	$7,101	$5,594	$19,570	$12,662
Service	2,307	4,412	7,287	15,560

Total revenue	9,408	10,006	26,857	28,222

Cost of revenue:
Product	5,002	4,482	14,566	8,702
Service	2,441	4,556	7,317	13,491

Total cost of revenue	7,443	9,038	21,883	22,193

Gross profit	1,965	968	4,974	6,029
Operating expenses:
Research and development	2,156	3,636	7,387	12,790
Selling, general and administrative	2,968	5,043	10,327	14,969
Acquired in-process research and development	—	—	—	1,698
Amortization of intangible assets	145	133	437	1,242
Impairment of goodwill and other intangible assets	—	6,472	435	6,472
Restructuring and other related charges (credit)	360	9,885	(2,416)	12,090

Total operating expenses	5,629	25,169	16,170	49,261

Loss from operations	(3,664)	(24,201)	(11,196)	(43,232)
Other income (expense), net:
Investment income, net	144	298	450	1,233
Other income (expense), net	591	(1,644)	504	(3,403)

Loss before income taxes and cumulative effect of change in accounting principle	(2,929)	(25,547)	(10,242)	(45,402)
Provision for income taxes	(40)	—	(69)	(2,124)

Loss before cumulative effect of change in accounting principle	(2,969)	(25,547)	(10,311)	(47,526)
Cumulative effect of change in accounting principle	—	—	—	(14,932)

Net loss	$(2,969)	$(25,547)	$(10,311)	$(62,458)

Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.08)	$(0.69)	$(0.28)	$(1.31)
Cumulative effect of change in accounting principle	—	—	—	(0.41)

Basic and diluted loss per share	$(0.08)	$(0.69)	$(0.28)	$(1.72)

Shares used in calculation of loss per share:
Basic and diluted	37,323	36,783	37,179	36,245